Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD INDICATES THAT UNFAVORABLE DOMESTIC WEATHER HAS AFFECTED

SECOND QUARTER 2019 PERFORMANCE

Newport Beach, CA – July 23, 2019 – American Vanguard Corporation (NYSE:AVD), today announced that recent prolonged rain, cold and flooding throughout the U.S. has affected its second quarter financial performance. The Company anticipates that, while net sales for the quarter will exceed those of the comparable quarter in 2018, they will be about 10% below the analysts’ consensus for the period ended June 30, 2019. This top line performance will adversely affect net income for the period and earnings per share are likely to be approximately half the current consensus expectation.

Eric Wintemute, Chairman and CEO of American Vanguard commented, “As has been widely reported, record precipitation and cold weather delayed, and in some cases prevented, normal crop planting throughout the Midwest and Southeast regions of the United States. Many growers had insufficient time to use the normal measure of pre-plant crop inputs, others were unable to fully plant their intended acreage, and many of the acres that were planted are likely to produce below average yields. At the time of our May 7th first quarter earnings call, we saw some evidence of a potential turnaround in the then-sluggish U.S. market; however, demand subsequently softened as unfavorable weather conditions persisted. Given the probable reduction of 2019 harvest yields, crop commodity prices have firmed and improved grower profitability could set the stage for stronger crop input demand later this year and in the 2020 spring planting season. Additionally, we are seeing relatively tight inventory management by our customers, which also bodes well for sales in the early part of the 2019-20 growing season.”

Mr. Wintemute concluded, “Despite the challenges of the second quarter, we expect strong performance in the second half of the year, led by domestic sales of soil fumigants on high-value crops, cotton harvest products, mosquito control solutions and a broad array of offerings in Central America and Brazil. In light of first half performance, we are adjusting our full year net sales guidance to approximately $500 million. As we moderate our manufacturing output to target reduction in inventories of approximately $45 million during the second half of the current year, we will likely record full-year gross profit margins around 38%. Our focus on disciplined management control should result in full-year operating expenses of approximately $155 million; interest expense of around $8 million, and our comprehensive tax rate for 2019 should remain at 26%. We are targeting a $50 million reduction to our current debt level, excluding any additional acquisitions that we may execute during the second half. We look forward to giving greater detail on our quarterly performance and our full-year expectations during our next earnings call scheduled for the afternoon of August 6, 2019.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact: American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	Investor Representative The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com